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                                                                     Exhibit 5.2



January 8, 1998


PCI Chemicals Canada Inc.
c/o Pioneer Americas Acquisition Corp.
4300 NationsBank Center
700 Louisiana Street
Houston, Texas  77002

Re: Registration Statement on Form S-4
    (File No. 333-41221)

Ladies and Gentlemen:

I am Vice President and Secretary of PCI Chemicals Canada Inc., a New Brunswick, Canada corporation (the "Company" and, together with Pioneer Americas Acquisition Corp., a Delaware corporation ("PAAC") and the other subsidiaries of PAAC, the "Issuers") and have acted as counsel to the Issuers in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 333-41221) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $175,000,000 in aggregate principal amount of 9-1/4% Series B Senior Secured Notes due 2007 (the "Exchange Notes") offered in exchange for up to $175,000,000 in aggregate principal amount of 9-1/4% Series A Senior Secured Notes due 2007 in reliance upon an exemption from registration under the Securities Act (the "Original Notes"). The Original Notes were issued under, and the Exchange Notes are to be issued under, an Indenture, dated as of October 30, 1997, by and among the Issuers and the United States Trust Company of New York, as trustee. The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

In so acting, I have examined copies of such records of the Issuers and such other certificates and documents as I have deemed relevant and necessary for the opinions hereinafter set forth. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as


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PCI Chemicals Canada Inc.
January 8, 1998
Page 2

certified or reproduced copies. I have also assumed the legal capacity of all persons executing such documents and the truth and correctness of any representations or warranties therein contained. As to various questions of fact material to such opinions, I have relied upon certificates of officers of the Issuers and of public officials.

Based upon the foregoing, I am of the opinion that:

1. Imperial West Chemical Co., All-Pure Chemical Co., Black Mountain Power Company, All-Pure Chemical Northwest, Inc., Pioneer Chlor Alkali International, Inc., G.O.W. Corporation, T.C. Holdings, Inc. and T.C. Products, Inc. (collectively, the "Non-Delaware Subsidiaries") are duly formed and validly existing under the laws of their respective jurisdictions of incorporation.

2. The Indenture has been duly authorized, executed and delivered by each of the Non-Delaware Subsidiaries. Each of the Exchange Notes and the Guarantees have been duly authorized by each of the Non-Delaware Subsidiaries.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter may be relied upon by Willkie Farr & Gallagher in connection with the Exchange Offer.

This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. I undertake no responsibility to update or supplement this letter after the date hereof.

I consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto.

                                       Sincerely,

                                       /s/ Kent R. Stephenson

                                       Kent R. Stephenson
                                       Vice President and
                                       Secretary